VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of this ______day of March, 2016, by and among Virtuix Holdings Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series Seed Preferred Stock, par value $0.001 per share (“Series Seed Preferred”), Series 2 Seed Preferred Stock, $0.001 par value per share (“Series 2 Seed Preferred”), and Series A Preferred Stock, $0.001 par value per share (“Series A Preferred”; and referred to herein collectively with the Series Seed Preferred and Series 2 Seed Preferred, as the “Preferred Stock”), listed and to be listed on Schedule A (together with any subsequent investors, or transferees who become parties hereto as “Investors” pursuant to Sections 6.1(a) or 6.2 below, the “Investors”), and those certain stockholders of the Company and holders of options to acquire shares of the capital stock of the Company listed on Schedule B (together with any subsequent stockholders or option holders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 6.1(b) or 6.2 below, the “Key Holders”; and referred to herein collectively with the Investors as the “Stockholders”).

R E C I T A L S:

A.     Concurrently with the execution of this Agreement, the Company will commence the sale of shares of the Series A Preferred pursuant to Subscription Agreements to be entered into by the Company with the Investors in the Series A Preferred.

B.     In connection with the Series A Preferred financing, the Company and the Stockholders desire to establish the rights of certain of the Stockholders to designate the directors who will serve on the Board of Directors of the Company (the “Board”) during the term of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.     Voting Provisions Regarding Board of Directors.

1.1     Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at three (3) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, Series Seed Preferred, Series 2 Seed Preferred, and Series A Preferred, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2     Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)     The Company’s Chief Executive Officer, who initially shall be Jan Goetgeluk (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board; and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(b)     One individual designated by the Key Holders, who initially shall be ________________, (the “Key Holder Director”); and

(c)     One individual (the “Preferred Director”) who is designated by the holders of a majority of the outstanding shares of the Preferred Stock, voting or acting on an as-if-converted-to-Common Stock basis (the “Majority Preferred Holders”); provided, that until such time as the Board receives a written directive from the Majority Preferred Holders designating the director to serve as the Preferred Director under this Section 1.2(c), the Preferred Director hall be an Investor who is designated by the unanimous consent of the directors that have been elected or appointed to serve on the Board pursuant to Sections 1.2(a) and 1.2(b) hereof.

1.3     Failure to Designate a Board Member. In the absence of any designation from the Stockholders who have the right to designate a director as specified above, the director previously designated by them and then serving shall be re-elected if still eligible to serve as provided herein.

1.4      Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)     no director elected pursuant to Section 1.2(b) may be removed from office unless such removal is directed or approved by the affirmative vote of the holders of a majority of the Shares held by the Key Holders; and no director elected pursuant to Section 1.2(c) may be removed from office unless such removal is directed or approved by the Majority Preferred Holders; and

(b)     any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 shall be filled pursuant to the provisions of this Section 1.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees, at the request of any Key Holder or the Majority Preferred Holders, to call a special meeting of stockholders for the purpose of electing directors.

1.5     No Liability for Election of Recommended Directors. No Stockholder shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.     Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3.     Remedies.

3.1     Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

3.2     Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President of the Company, and a designee of the Investors, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board in accordance with Section 1 hereto and votes to increase authorized shares pursuant to Section 2 hereof, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares pursuant to and in accordance with the terms and provisions of Section 2 of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

3.3     Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.4     Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.     “Bad Actor” Matters.

4.1     Representation. Each person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any person any other person that is a beneficial owner of such first person’s securities for purposes of Rule 506(d) of the Securities Act.

4.2     Covenant. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

5.     Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Deemed Liquidation (as defined in the Company’s Third Amended and Restated Certificate of Incorporation); and (c) termination of this Agreement in accordance with Section 6.8 below.

6.     Miscellaneous.

6.1     Additional Parties.

(a)     Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person thereafter shall be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)     In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Preferred Stock described in Section 6.1(a) above), following which such person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then the Company shall cause such person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Key Holder and Stockholder and thereafter such person shall be deemed a Key Holder and Stockholder for all purposes under this Agreement.

6.2     Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.2. Each certificate instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 6.12.

6.3     Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4      Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

6.5     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.7. If notice is given to the Company, it shall be sent to Virtuix Holdings Inc., 1826 Kramer Lane, Suite H, Austin, Texas 78758, Attention: Jan Goetgeluk, Chief Executive Officer, Email: jan@virtuix.com.

6.8     Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Holders holding a majority of the Shares then held by the Key Holders; and (c) the Majority Preferred Holders. Notwithstanding the foregoing:

(a)     this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(b)     the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Key Holders hereunder; or (B) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(c)     Schedule A hereto may be amended by the Company from time to time to add information regarding additional Investors in the Series A Preferred, or to facilitate the provisions of Section 6.1(a) hereof, without the consent of the other parties hereto;

(d)     Schedule B hereto may be amended by the Company from time to time to facilitate the provisions of Section 6.1(b) hereof without the consent of the other parties hereto;

(e)     any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(f)      Sections 1.2(a) and 1.2(b) of this Agreement shall not be amended or waived without the written consent of the CEO Director and the Key Holder Director; and Section 1.2(c) of this Agreement shall not be amended or waived without the written consent of the Majority Preferred Holders.

The Company shall give prompt written notice of any amendment, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination, or waiver effected in accordance with this Section 6.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Section 6.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.9     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.10     Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11     Entire Agreement. This Agreement (including the Exhibit hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.12     Share Certificate Legend. Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT.

The Company, by its execution of this Agreement, agrees that it will cause the certificates instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 6.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 6.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.13     Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 6.12.

6.14     Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

6.15     Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.16     Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Courts in Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Courts in Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Courts in Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.17     Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

The Company:

VIRTUIX HOLDINGS INC.

By:
Jan Goetgeluk,
President and Chief Executive Officer

Key Holders:

JAN GOETGELUK

Investors:

Signatures Incorporated by Reference from the Adoption Agreement Signed by the Holders of a Majority of the Series Seed Preferred Stock and Series 2 Seed Preferred Stock Held by Investors Under the Prior IRA Agreement and by Each Investor in Series A Preferred Stock.

SIGNATURE PAGE TO VOTING AGREEMENT
OF VIRTUIX HOLDINGS INC.

SCHEDULE A
INVESTORS

RADICAL INVESTMENTS LP
c/o Radical Investments Management LLC
5424 Deloache Avenue
Dallas, Texas 75220
Attention: President
Fax: (214) 696-6310

with a copy to (which shall not constitute notice):
Robert S. Hart
5424 Deloache Avenue
Dallas, Texas 75220
Fax: (214) 696-3380

MAVERON EQUITY PARTNERS V, LP
411 1st Avenue South, Suite 600
Seattle, Washington 98104

MAVERON V ENTREPRENEUR’S FUND, LP
411 1st Avenue South, Suite 600
Seattle, Washington 98104

MEP ASSOCIATES V, LP
411 1st Avenue South, Suite 600
Seattle, Washington 98104

SKM PARTNERSHIP, LTD.
5621 Tuppor Lake Drive
Houston, Texas 77050

KEITH A. KREUER
18701 East Cool Breeze Lane
Montgomery, Texas 77356

DOUGLAS J. ERWIN
4 Briarwood Court
Houston, Texas 77019

TEKTON VENTURES LLC
50 California Street, Suite 3200
San Francisco, California 94111

SCHEDULE A

Investors (continued)

STARTCAPS SL
Calle General Arrando 9 BIS
Madrid, Spain 28010

MICHAEL MCGOVERN
18 Berkley Highway
The Woodlands, Texas 77385

ANTONIE WOBBE PLOEGSMA
One Waterway Court, 6E
The Woodlands, Texas 77380

BERNARD GOETGELUK
Bergstraat 42
Merelbeke
9820 Belgium

BHV ENTREPRENEURSHIP FUND II, LP
275 Greenwich Street, #5A
New York, New York 10007

QUEENSBRIDGE FUND I, L.P.
1801 Century Park East, Suite 1132
Los Angeles, California 90067

UGO DE CHARETTE
South Ridge 1, unit 2101
Downtown Burj Khalifa
Dubai
Dubai, 214967
United Arab Emirates

VESTCESS, LLC
Attention: Federico Gonzalez, President
9400 Bamboo Road
Houston, Texas 77041

DAVID ROWE
42 arkwright road
London,
England, nw36bh
United Kingdom

SWAD 1608 LTD.
Attention: Arthur Sharplin, Trustee of SWAD Management Trust
3205 Aztec Fall Cove
Austin, Texas 78746

SCHEDULE A

Investors (continued)

GREGORY NOVAK
1000 Louisiana Street, Fifty Third Floor
Houston, Texas 77002
Fax: (210) 860-9252

STEPHEN COOK
1503 Sheltons Bend Court
Houston, Texas 77077

MICHAEL JONES
313 Lakeside Lane
Houston, Texas 77058

FOUR WINDS CAPITAL LP
Attention: Samuel Goodner, Manager
3400 Woodcutters Way
Austin, Texas 78746

COLTON BAKER JACOBS REVOCABLE LIVING TRUST
Attention: Colton Jacobs, Trustee
5931 Darwin Court
Carlsbad, California 92008

S&H CAPITAL INVESTMENT HOLDINGS, LP
Attention: Hayden Hill, Manager
P.O. Box 40792
Houston, Texas 77240

SEEDINVEST HOLDINGS I, LLC, VIRTUIX SERIES ONLY
P.O. Box 171305
Salt Lake City, Utah 84117

SCENTAN VENTURE PARTNERS LIMITED
1903 World Wide House
19 Des Voeux Road
Central HK

YOSHIAKI MURAKAMI
6 Cuscaden Walk #94-02
The Boulevard Residences
Singapore

SSSS INVESTMENT LLC
9036 Marlive Lane
Houston, Texas 77025

SCHEDULE A

Investors (continued)

JOHN BESS LLC
3 Wyndmere Lane
Mendham, New Jersey 07945

ROBERT W. MARK
1100 Louisiana, Suite 4800
Houston, Texas 77002

2020 VENTURES, LP
121 Deer Hollow Road
San Anselmo, California 94960

STEPHEN CARPENTER
6067 Post Oak Green Lane
Houston, Texas 77055

JONATHAN R. HARMS
1837 Dart Street
Houston, Texas 77007

GERALD FALLS
P.O. Box 2202
Cypress, Texas 77410

VIKA GUPTA
5035 Yarwell Drive
Houston, Texas 77096

DANIEL JONES
716 S. Overlook Drive
Alexandria, Virginia 22305

H. ALBERT NAPIER
193 W. Ledge Stone Drive
Fredericksburg, Texas 78624

VENTURE LENDING & LEASING VII, LLC
104 La Mesa Drive
Portola Valley, California 94028

SCHEDULE A
Investors (continued)

WAUTER HELLEBUYCK & JASMIEN DECLERCQ
Gansetek Straat
9686 Etikhove, Belgium

THIRD COAST VR, LLC

VIRTUIX SERIES 2 SEED INVESTMENT LLC
P.O. Box 171305
Salt Lake City, Utah 84117

RANDY B. CRATH
15 Courtlandt Place
Houston, Texas 77006

451 WE VIRTUIX LLC

WALDEN WOODS HOLDINGS LLC
889 Tanglewood Drive
Concord, Massachusetts 01742

WEFUNDS LLC, WEFUNDS VIRTUIX I

SCHEDULE B

KEY HOLDERS

JAN GOETGELUK

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________
, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of March __, 2016 (the “Agreement”), by and among Virtuix Holdings, Inc., a Delaware corporation (the “Company”), and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1     Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants, or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

[ ]	As a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

[ ]	As a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

[ ]	As a new Investor in accordance with Section 6.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

[ ]	In accordance with Section 6.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2     Agreement. Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3    Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER: ________________________________________________________________________________	ACCEPTED AND AGREED:

By: ______________________________________________________________________________________	VIRTUIX HOLDINGS INC.
Name and Title of Signatory

Address: _________________________________________________________________________________	By:
________________________________________________________________________________________	Jan Goetgeluk,
Facsimile Number: __________________________________________________________________________	Chief Executive Officer